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                                                                       EXHIBIT 5


WASHINGTON
  AUSTIN                       BAKER & BOTTS
  DALLAS                           L.L.P.
 NEW YORK                     ONE SHELL PLAZA
 MOSCOW                        910 LOUISIANA         TELEPHONE: (713) 229-1234
 LONDON                  HOUSTON, TEXAS 77002-4995   FACSIMILE: (713) 229-1522
  BAKU



064655.0125                                                     August 30, 1999

Equistar Chemicals, LP
Equistar Funding Corporation
One Houston Center
1221 McKinney, Suite 700
Houston, Texas 77010

Gentlemen:

          As set forth in the Registration Statement on Form S-4 (Reg. No. 333-76473) (the "Registration Statement") filed by Equistar Chemicals, LP, a Delaware limited partnership ("Equistar"), and Equistar Funding Corporation, a Delaware corporation ("Equistar Funding" and, together with Equistar, the "Issuers"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $300 million aggregate principal amount of 8 1/2% Notes due 2004, and $600 million aggregate principal amount of 8 3/4% Notes due 2009 (collectively, the "New Notes") to be offered by Equistar and Equistar Funding in exchange (the "Exchange Offer") for a like principal amount of their issued and outstanding 8 1/2% Notes due 2009 and 8 3/4% Notes due 2009 (collectively, the "Outstanding Notes"), we are passing upon certain legal matters in connection with the New Notes for the Issuers. The New Notes are to be issued under an Indenture dated as of January 15, 1999, as supplemented by the First Supplemental Indenture dated as of February 16, 1999 and a Second Supplemental Indenture (collectively, the "Indenture") among Equistar, Equistar Funding and The Bank of New York, as trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as counsel to the Issuers in the connection referred to above, we have examined each of Equistar's Certificate of Limited Partnership and Amended and Restated Limited Partnership Agreement and Equistar Funding's Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of Equistar and Equistar Funding, including minute books of Equistar and Equistar Funding as furnished to us by Equistar and Equistar Funding, certificates of public officials and of representatives of Equistar and Equistar Funding, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

          In giving such an opinion, we have relied upon certificates of officers of the Issuers with respect to the accuracy of the material factual matters contained in such certificates. We have
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Equistar Chemicals, LP
Equistar Funding Corporation          2                        August 30, 1999

assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

          Based on our examination as aforesaid, we are of the opinion that, when the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Issuers enforceable against them in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    BAKER & BOTTS, L.L.P.


DWT/JDS